Exhibit 10.34

Amendment 2016-4

to the

devon energy corporation

incentive savings plan

The Devon Energy Corporation Incentive Savings Plan (the "Plan") is amended, effective as of December 31, 2016, as follows:

1.A new Paragraph (5) is added to Section 4.01(a) of the Plan ("Elections") after the current Paragraph (4) (which begins "Each Eligible Employee as of February 19, 2016 . . .") and immediately before the current Paragraph (5) (which begins "Each Participant may irrevocably designate . . ."), such new Paragraph to read as follows:

"(5)Each Eligible Employee as of the Determination Date who (A) is determined to have elected to contribute to the Plan as Salary Deferrals and/or Roth Contributions a percentage of Compensation (including the separate election, if any, for annual discretionary performance bonus amounts) that is less than the maximum percentage of Matching Contributions for which the Eligible Employee is eligible under Section 4.05(a) and (B) does not otherwise make an affirmative election to the contrary, shall be deemed to have made an election, effective the first pay period in January of the following Plan Year (starting with the Plan Year beginning on January 1, 2017), to increase the reduction in his or her Compensation (up to up to a total maximum of 3%) and, effective in February of that Plan Year, if the Participant would still be contributing less than the maximum Matching Contributions, his annual discretionary performance bonus (up to up to a total maximum of 6%), in aggregate by such amount as is necessary for the Eligible Employee to receive the maximum Matching Contribution for which the Eligible Employee would be eligible under Section 4.05(a) and to contribute such amount to the Plan as Salary Deferrals (or as Roth 401(k) Contributions if the Eligible Employee has an election in effect as of the Determination Date to designate 100% of his Salary Deferrals as Roth 401(k) Contributions); provided, however, that if the Eligible Employee is expected to reach the limit described under Section 5.01(a) before December 31 of the Plan Year for which the deemed election is made, the Eligible Employee shall not be deemed to have made an election to change his contribution percentages under this Paragraph.  All determinations made under this Paragraph shall be made by the Committee or its delegate, in accordance with uniform and nondiscriminatory procedures.

(A)For purposes of this Paragraph, "Determination Date" means the date determined by the Committee or its delegate and applied to all Participants each Plan Year. "

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In witness whereof, Devon Energy Corporation (acting through its authorized delegate) has caused this Amendment 2016-4 to the Devon Energy Corporation Incentive Savings Plan to be executed this 20th day of December 2016.

DEVON ENERGY CORPORATION

By:  /s/ Tana K. Cashion______________________
Name:  Tana K. Cashion
Title:  Senior Vice President, Human Resources

[Signature Page to Amendment 2016-4

to the Devon Energy Corporation Incentive Savings Plan]

DB1/ 90054581.2